Exhibit 10.1

August 4, 2014

Mr. Michael W. Aguiar

Dear Mike:

On behalf of Theravance, Inc. (“Theravance” or the “Company”), I am pleased to offer you the exempt position of President and Chief Executive Officer, effective August 15, 2014.  This is a full-time position, reporting to the Company’s Board of Directors.

Your salary on an annualized basis will be $700,000 per year.  You will also be eligible to receive an annual discretionary bonus based on the Company’s performance against its annual goals and a review of your individual performance, and determined at the sole discretion of the Board of Directors or its Compensation Committee.  Your annual discretionary bonus will have a target amount of 50% (and a maximum amount of 200%) of your base salary earned in 2014 (and each calendar year thereafter).  You will be required to be an active employee in good standing at the time the bonus is paid in order to receive the bonus, which will be no later than 2½ months after the close of the calendar year.  Your salary and target annual discretionary bonus (as well as maximum potential annual discretionary bonus) may be changed from time-to-time at the sole discretion of the Board of Directors or its Compensation Committee.

In addition, subject to the approval of the Board of Directors or its Compensation Committee, you will be granted a restricted stock award for that number of shares of the Theravance’s Common Stock equal to $1,000,000 divided by the average closing price of Theravance’s Common Stock for the 15 trading days ending three full trading days prior to the date of grant.  The restricted stock award will be subject to the terms and conditions applicable to shares awarded under the Company’s 2012 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Agreement.  You will vest in 25% of the shares on the first Company Vesting Date after the first anniversary of your employment as President and Chief Executive Officer, and the balance will vest in 12 equal installments on each Company Vesting Date thereafter, provided you remain in continuous service through each such vesting date, and as described in the applicable Restricted Stock Agreement.  A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

As you know, Theravance provides a comprehensive company-paid benefits package for its employees.  Benefits are provided by Theravance to you and your dependents at minimal cost.  Included are medical, vision and dental coverage, life insurance, long-term disability insurance and a flexible spending plan.  Additionally, we offer a 401(k) plan and an Employee Stock Purchase Plan.

You will continue to be subject to the Company’s Proprietary Information and Inventions Agreement, which you previously signed, as well as the terms of the Company’s Employee Handbook.

While we hope that your employment with Theravance will continue to be mutually satisfactory, your employment status will remain at-will.  As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Lead Independent Director of Theravance.  Notwithstanding the foregoing, if your employment is terminated by the Company without cause and you incur a separation, the Company will make a lump sum payment to you (less all applicable withholding taxes) of 24 months’ salary (at the rate in effect at the time of your separation) plus 2 times your then current target bonus, provided that as a condition to receiving such severance payment you execute the Company’s standard form of release required of all employees who receive any severance pay.  The form of release will be delivered to you within 30 days after your separation and you must execute and return the release within the time period set forth in the form of release, which will in no event be later than 50 days after your separation.  If you fail to return the release on or before the deadline set forth in the form of release, or if you revoke the release, then you will not be entitled to the severance payment.  Provided you satisfy such release requirements, the severance payment will be paid within 60 days after your separation; however, if such 60-day period spans two calendar years, then the severance payment will in any event be made in the second calendar year.

For purposes of the above severance provision, a termination “without cause” shall mean termination for any reason other than:  (i) unauthorized use or disclosure of the confidential information or trade secrets of Theravance (or any parent or subsidiary), which use causes material harm to Theravance (or any parent or subsidiary), (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from Theravance’s Board of Directors.  For purposes of the above severance provision, “separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

To the extent the severance payment described in this letter is deemed to be nonqualified deferred compensation that is subject to Section 409A of the Code and if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation, then the severance payment will be made on the first business day following (i) expiration of the six-month period measured from your separation or (ii) the date of your death.

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This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral.  A duplicate original of this offer is enclosed for your records.  To accept this offer, please sign and return this letter to me.

Sincerely,

Theravance, Inc.

/s/ William Waltrip

By: William Waltrip

Title: Lead Independent Director

I have read and accept this employment offer:

/s/ Michael W. Aguiar

Michael W. Aguiar

Date: August 5, 2014.